Exhibit 99.1

Contacts:	For news media - George Biechler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124

PPL Establishes 2005 Earnings Forecast; Announces Dividend Growth Policy

ALLENTOWN, Pa. (Dec. 20, 2004) - PPL Corporation (NYSE: PPL) today announced its preliminary 2005 earnings forecast of $3.80 to $4.20 per share from ongoing operations. The midpoint of this forecast represents an 8 percent increase over the midpoint of PPL's current 2004 forecast. In addition, the company projects the continuation of a strengthening balance sheet and an improving credit profile.

PPL also announced today a plan to more aggressively grow its common stock dividend, which currently is $1.64 per share on an annualized basis.

"Given the company's sound financial position, we have adopted a dividend policy that provides for growing the common stock dividend in the future at a rate that exceeds the projected rate of growth in earnings per share from ongoing operations," said William F. Hecht, PPL chairman, president and chief executive officer.

Hecht said PPL plans to pursue this policy until the dividend payout ratio reaches the 50 percent level, subject to the board of directors' quarterly dividend declarations based on the company's financial position and other relevant considerations at the time.

"We are continuing to build value for our shareowners," said Hecht. "We have a reliable stream of revenues from our energy delivery businesses in the United States, Latin America and the United Kingdom. Our energy supply business continues to provide consistent earnings, with about 92 percent of our energy supply sales in 2005 expected to come from long-term contracts."

PPL's current 2004 forecast continues to be $3.60 to $3.80 per share in earnings from ongoing operations. Hecht said the company projects a compound annual earnings growth rate in the range of 3 to 5 percent over the longer term.

The key contributor to the projected increase in PPL's earnings per share from ongoing operations in 2005 compared with 2004 is the increase in PPL Electric Utilities' delivery charges for 1.3 million electricity customers in central and eastern Pennsylvania. This increase, which has been approved by Pennsylvania's Public Utility Commission, will take effect on Jan. 1, 2005.

PPL's current 2004 forecast for reported earnings is a range of $3.65 to $3.85 per share. The difference between the 2004 per share forecasts for reported earnings and earnings from ongoing operations is due to the positive net impact of $0.05 per share from four unusual items recorded during the first half of 2004.

PPL's previously announced agreement to sell its Sundance power plant in Arizona to the Arizona Public Service Company, if completed, would result in an unusual, non-cash charge of approximately $47 million, or $0.25 per share, after taxes. Completion of the transaction is subject to certain regulatory approvals and other factors. Depending on the status of regulatory approvals when PPL files its 2004 Form 10-K with the Securities and Exchange Commission, the charge could be recorded either in 2004 or 2005.

2005 Forecast

The 2005 forecast for earnings per share from ongoing operations includes specific key factors for each of PPL's three business segments. The 2005 forecast also reflects dilution from additional shares of common stock outstanding as a result of the conversion of Premium Equity Participating Security (PEPSSM) units to common stock in May 2004.

Supply Segment

PPL projects that 55 to 60 percent of its total earnings per share from ongoing operations in 2005 will come from its supply business segment, compared to about 65 percent in 2004.

The company is projecting flat energy margins based on a combination of offsetting factors. An increase in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier, along with a full year benefit of the 45-megawatt increase in capacity from replacing the Unit 1 turbine at the Susquehanna nuclear plant in April 2004, are expected to be offset by increased fuel and purchased power costs.

In addition to projected flat energy margins, the following key factors are expected to have an impact on 2005 supply segment earnings: higher operations and maintenance expenses in 2005 for a larger number of planned outages in PPL's fleet of power plants; the absence, in 2005, of tax benefits recorded in 2004; and higher depreciation expense, including a full year of depreciation associated with PPL's natural gas-fired power plant at Lower Mount Bethel, in Pennsylvania, which went into service in May 2004.

International Segment

PPL projects that 20 to 25 percent of its total earnings per share from ongoing operations in 2005 will come from its international business segment, compared to about 25 percent in 2004.

Key factors that are expected to have an impact on 2005 international earnings are: the regulator's recent decision regarding price controls at PPL's electricity distribution company in the United Kingdom, Western Power Distribution (WPD), for the 12-month period beginning April 1, 2005; and an increase in pension cost at WPD due to a recent actuarial valuation of the plan, which reflects higher pension obligations.

Pennsylvania Delivery Segment

PPL projects that 20 to 25 percent of its total earnings per share from ongoing operations in 2005 will come from its Pennsylvania delivery business segment, compared to about 10 percent in 2004.

A key factor that will impact 2005 Pennsylvania delivery earnings is a combined 7.1 percent increase in distribution rates and transmission charges beginning Jan. 1, 2005, the first rate relief for PPL Electric Utilities since 1995. This rate increase, along with projected modest load growth, is expected to be partially offset by the absence, in 2005, of tax benefits recorded in 2004 as well as by increases in operation and maintenance expenses.

Cash Flow

The following table reflects PPL's expected cash flows for 2004 and 2005. The 2004 amounts exclude the $123 million in proceeds from the sale of its minority interest in a Chilean electric distribution company earlier in the year.

	2004	2005

	(Millions of $)
Cash from operations	$1,450	$1,400
Transition bond repayment	260	265
Capital expenditures	740	830

Free cash flow before dividends	$450	$305

Equity Ratio

PPL's business plan projects growth in retained earnings that would result in an equity to total capitalization ratio of approximately 40 percent and an adjusted equity to total capitalization ratio approaching 55 percent in 2005. The adjusted ratio excludes non-recourse securitization and international debt.

"In developing the company's dividend policy," said Hecht, "we closely analyzed our credit metrics and other factors for 2005 and beyond. We determined that the strong growth in PPL's retained earnings not only supports the dividend policy but also provides the potential for stock buy-backs in future years, while sustaining PPL's overall credit quality."

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Reconciliation of Forecasted 2004 Earnings from Ongoing Operations and Reported Earnings per Share (Diluted)

Earnings from Ongoing Operations	$3.70	(a)
Unusual Items (net of tax): (b)
Impairment of investment in technology supplier	(0.03)
Sale of CGE	(0.04)
Sale of CEMAR	0.13
Discontinued operations	(0.01)

Total Unusual Items	0.05

Earnings - Reported	$3.75	(a)

(a)	Midpoint of 2004 forecast.
(b)

The impairment for the investment in the technology supplier impacts PPL's supply segment; the remaining 2004 unusual items impact the international segment. The potential Sundance plant charge discussed above would impact the supply segment.

PPL Corporation, headquartered in Allentown, Pa., controls more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Internet webcast of management's teleconference with financial analysts about the preliminary 2005 earnings forecast at 9 a.m. (EST) on Monday, Dec. 20. The teleconference is available online live, in audio format, on PPL's Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5543.

"Earnings from ongoing operations" excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

"Free cash flow before dividends" should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends is an important measure to both management and investors since it is an indicator of the company's ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

"Equity to total capitalization ratio" includes as equity minority interest and preferred stock as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

"Adjusted equity to total capitalization ratio" excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act, excludes debt of international affiliates, which is non-recourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, cash flows, dividends, stock repurchases, credit profile, corporate strategy, capital expenditures, accounting treatment, business dispositions and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; the outcome of litigation against PPL Corporation and its subsidiaries; capital market conditions; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL's media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.